SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________________________

FORM S-8

REGISTRATION STATEMENT

Under The Securities Act of 1933

___________________________

On The Move Systems Corporation

(Exact name of registrant as specified in its charter)

Florida	27-2343603
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

3001 North Rocky Point East, Suite 200

                    Tampa, FL 33607

(Address of Principal Executive Office and Zip Code)

On The Move Systems Corporation 2011 Equity Incentive Plan

(Full Title of the Plan)

Chet Gutowsky

On The Move Systems Corporation

3001 North Rocky Point East, Suite 200

Tampa, FL 33607

                       (813) 367-7748

 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)

___________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (1) (2)

Common Stock, $0.0001 par value 2011 Equity Incentive Plan	6,000,000	$ 2.50	$ 15,000,000	$ 1,741.50

(1)

Amount of registration fee was calculated pursuant to Section 6(b) of the Securities Act of 1933, which provides that the fee shall be $116.10 per $1,000,000 of the proposed maximum aggregate offering price of the securities proposed to be offered.

(2)

Estimated in accordance with Rule 457(c) and (h) of the Securities Act of 1933, as amended, solely for the purpose of calculating the filing fee on the basis of $2.50 per share, which represents the average of the bid and asked price reported on the Over the Counter Bulletin Board System on June 8, 2011.

Part I

Item 1. Plan Information.

As permitted by the rules of the Securities and Exchange Commission (“SEC”), this registration statement omits the information specified in Part I of Form S-8. Such document(s) are not being filed with the SEC pursuant to Rule 424 of the Securities Act and the instructions for Form S-8. Such document(s) and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

Item 3. Incorporation of Documents by Reference

The registrant hereby incorporates by reference the documents listed in (a) through (c) below.   All documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

(a)  The registrant’s latest Form 10 information filed in its 8-K on March 25, 2011.

(b)  All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the registrant document referred to in (a) above.

(c)  The description of securities contained in earlier SEC filings including any amendment or report filed for the purpose of updating such description.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

None.

Item 6. Indemnification of Directors and Officers.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.  Indemnification cannot be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action and constitute (a) a violation of criminal law (unless the director, officer, employee, or agent had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful), (b) a transaction from which the director, officer, employee, or agent derived an improper personal benefit, (c) an unlawful distribution, or (d) willful misconduct or a conscious disregard for the best interests of the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Exhibit No.	Description
3.1	Articles of Incorporation (incorporated by reference to our Form S-1 filed on August 4, 2010)
3.2	Bylaws (incorporated by reference to our Form S-1 filed on August 4, 2010)
4.1	2011 Stock Plan for Directors, Officers and Consultants
5.1	Opinion of Whitley LLP Attorneys at Law
23.1	Consent of Peter Messineo, CPA
23.2	Consent of Whitley LLP Attorneys at Law (contained in Exhibit 5.1 hereof)

Item 9. Undertakings

The registrant hereby undertakes to file, during the period in which any offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933 and to reflect in such prospectus any material change in the information contained in this registration statement and to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference to the prospectus and furnish pursuant to any meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, to deliver or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida, on June 15, 2011.

On the Move Systems Corporation

/s/ Chet Gutowsky

Chet Gutowsky, CEO, CFO and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Chet Gutowsky

Chet Gutowsky, CEO, CFO and Director